Exhibit 99.1
Invitae Files for Voluntary Chapter 11 Protection; Pursues Sale Process
– Company to Use its Cash on Hand to Operate its Business During the Proceedings and Continues to Serve Customers and Patients –
SAN FRANCISCO, Feb. 13, 2024 /PRNewswire/ – Invitae (OTC: NVTA), a leading medical genetics company, announced today that it is building on previous actions to manage costs and improve its business structure by filing for voluntary chapter 11 protection in the U.S. Bankruptcy Court for the District of New Jersey. Through this filing, the Company intends to safeguard its business, customers, patients and employees while working to execute an efficient and value-maximizing sale process with the support of its senior noteholders.
To ensure the business will operate in the ordinary course during chapter 11, Invitae has sought court approval to fund the case using its cash on hand. The Company intends to transition into chapter 11 without disrupting operations, and is committed to serving its customers and patients and meeting go-forward commitments to employees and vendors. The Company remains steadfast in its commitment to deliver innovative solutions that empower individuals to unlock the value of genomic insights to improve their health.
“We have been working diligently over the past eighteen months to improve our cash position by realigning our portfolio and focusing on our most impactful business lines,” said Ken Knight, president and chief executive officer of Invitae. “These strategic initiatives have accelerated our path to positive cash flow in order to realize our potential as an industry-leading genetics platform. However, we still need to address the company’s debt position through these chapter 11 proceedings. I want to thank our incredibly talented and hard-working employees for their continued focus on our patients and customers.”
Invitae files for chapter 11 with the support of its Senior Secured Noteholders as agreed to in a Transaction Support Agreement (“TSA”) dated February 13, 2024. The TSA includes a commitment from the Senior Secured Noteholders to provide an affirmative vote in support of the Company’s chapter 11 plan, support the Company’s sale process, and agree to the consensual use of the Company's cash on hand during the cases.
Additional information on the Company’s chapter 11 case can be found at www.kccllc.net/invitae.
Invitae is advised in this matter by Kirkland & Ellis LLP as legal counsel, Moelis & Company LLC as investment banker, and FTI Consulting, Inc. as financial and communications advisor.
About Invitae
Invitae (OTC: NVTA) is a leading medical genetics company trusted by millions of patients and their providers to deliver timely genetic information using digital technology. We aim to provide accurate and actionable answers to strengthen medical decision-making for individuals and their families. Invitae's genetics experts apply a rigorous approach to data and research, serving as the foundation of their mission to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people.
To learn more, visit invitae.com and follow for updates on LinkedIn, X, Instagram, and Facebook @Invitae.
Safe Harbor Statements
Certain statements made in this press release, including, but not limited to, statements about Invitae’s continued operation of the business as “debtors-in-possession”; Invitae’s ability to pay its current obligations when due and satisfy its continuing obligations, including, but not limited to, employee benefits and wages, vendors and suppliers of goods and services, and insurance and tax obligations; Invitae’s expectation that the transactions contemplated by the TSA and the chapter 11 cases are consummated by the Bankruptcy Court according to the terms outlined in the TSA, and that the transactions result in significant reduction of its debt balance; and any assumptions underlying any of the foregoing may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks and uncertainties regarding Invitae's ability to successfully consummate and complete a plan of reorganization under chapter 11; Invitae's ability to continue operating in the ordinary course while the chapter 11 cases are pending; potential adverse effects of the chapter 11 cases on Invitae's business, financial condition, liquidity and results of operations; Invitae's ability to obtain timely approval by the Bankruptcy Court with respect to the motions filed in the chapter 11 cases; objections to Invitae's recapitalization process or other pleadings filed with the Bankruptcy Court that could protract the chapter 11 cases; employee attrition and Invitae's ability to retain senior management and other key personnel due to the distractions and uncertainties caused by the chapter 11 cases; Invitae's ability to improve its liquidity and long-term capital structure and to address its debt service obligations through the restructuring; Invitae's ability to comply with the restrictions imposed by the terms and conditions of the potential financing arrangements; Invitae's ability to effectively implement its strategic initiatives; Invitae's liquidity needs to operate its business and execute its strategy, and related use of cash; Invitae's ability to maintain relationships with suppliers, customers, employees, regulatory authorities and other third parties as a result of the chapter 11 cases; the effects of the restructuring and the chapter 11 cases on Invitae and on the interests of various constituents, including holders of Invitae's common stock; the Bankruptcy Court’s rulings in the chapter 11 cases, including the approvals of the terms and conditions of any plan of reorganization and the outcome of the chapter 11 cases, generally; the length of time that Invitae will operate under chapter 11 protection and the continued availability of operating capital during the pendency of the chapter 11 cases; risks associated with third-party motions in the chapter 11 cases, which may interfere with Invitae's ability to consummate a plan of reorganization or an alternative restructuring; increased administrative and legal costs related to the chapter 11 process; other litigation and inherent risks involved in a bankruptcy process; and the other risks and uncertainties disclosed in Invitae's annual and quarterly periodic reports and other documents filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Invitae undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise, except as required by law.
Invitae Contacts:
Investor Relations
Hoki Luk
ir@invitae.com
Public Relations
Amy Sands Hadsock
pr@invitae.com